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Exhibit (a)(5)

         Letter to Clients with respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

TechTeam Global, Inc.

by

Platinum Merger Sub, Inc.,

a wholly owned subsidiary of

Stefanini International Holdings Ltd

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON DECEMBER 10, 2010, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

November 12, 2010

To Our Clients:

        Enclosed for your consideration is the Offer to Purchase, dated November 12, 2010 (the "Offer to Purchase"), and the Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by Platinum Merger Sub, Inc., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Stefanini International Holdings Ltd, a company registered and incorporated in England and Wales ("Stefanini"), to purchase all of the outstanding shares of common stock, $0.01 value per share ("Shares"), of TechTeam Global, Inc., a Delaware corporation ("TechTeam"), at a purchase price of $8.35 per share, net to the seller in cash, without interest thereon and less any required withholding tax, upon the terms and subject to the conditions set forth in the Offer and the related Letter of Transmittal. Also enclosed for your consideration is a letter to the stockholders of TechTeam from the Chairman of the Board of Directors accompanied by TechTeam's Solicitation/Recommendation Statement on Schedule 14D-9.

        Holders of Shares who wish to tender their Shares but whose certificates for such Shares are not immediately available, who cannot complete the book-entry transfer procedures described in Section 2 (Procedures for Tendering Shares of TechTeam Common Stock in the Offer) of the Offer to Purchase on a timely basis, or who cannot deliver all other required documents to Computershare Trust Company, N.A. (the "Depositary") prior to the Expiration Date (as defined below) must tender their Shares according to the guaranteed delivery procedure set forth in Section 2 of the Offer to Purchase.

        We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

  1.
  The offer price for the Offer is $8.35 per Share, net to the seller in cash, without interest thereon and less any required withholding tax (the "Offer Price"), upon the terms of and subject to the conditions to the Offer.

  2.
  The Offer is being made for all outstanding Shares.

  3.
  The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date of the Offer, Shares (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) that, together with any Shares then owned by Stefanini and Merger Sub (together with their wholly owned subsidiaries), constitute at least a majority of the total number of then-outstanding Shares on a "fully diluted basis" (as defined in the Merger Agreement described below). The foregoing condition is referred to as the "Minimum Condition." The Minimum Condition may not be amended or waived by Merger Sub without the prior written consent of TechTeam. The Offer is also subject to the other conditions described in Section 13 (Conditions to the Offer) of the Offer to Purchase. The Offer is not subject to any financing contingencies.

  4.
  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 1, 2010, by and among Stefanini, Merger Sub and TechTeam (the "Merger Agreement"), pursuant to which, following the satisfaction or waiver of certain conditions and the purchase by Merger Sub of Shares in the Offer, Merger Sub will be merged with and into TechTeam (the "Merger"), with TechTeam surviving the Merger as a wholly owned subsidiary of Stefanini. As a result of the Merger, each outstanding Share (other than Shares (i) owned by Stefanini, Merger Sub, TechTeam or any wholly owned subsidiary of Stefanini or TechTeam, (ii) held in the treasury of TechTeam or (iii) owned by any stockholder of TechTeam who is entitled to and properly exercises appraisal rights under the General Corporation Law of Delaware (the "DGCL")) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any required withholding tax.

  5.
  The TechTeam board of directors has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of TechTeam and its stockholders; (ii) approved and adopted the Merger Agreement; (iii) directed that the Merger Agreement be submitted to the holders of Shares for adoption as promptly as practicable after the completion of the Offer (unless the Merger can be consummated without such vote under the DGCL); and (iv) resolved to recommend that TechTeam's stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer and, if required to consummate the Merger under the DGCL, adopt the Merger Agreement. Accordingly, TechTeam's board of directors unanimously recommends that the stockholders of TechTeam accept the Offer and tender their Shares to Merger Sub in the Offer and, if required by the DGCL, vote their Shares to adopt the Merger Agreement.

  6.
  For purposes of the Offer and as used herein and in the Offer to Purchase, the term "Expiration Date" means 12:00 midnight (one minute after 11:59 p.m.), New York City time, on December 10, 2010, unless and until Merger Sub extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Merger Sub, will expire.

  7.
  Any stock transfer taxes applicable to a sale of Shares to Merger Sub will be borne by Merger Sub, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

  8.
  Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent, or except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the purchase of Shares by Merger Sub in the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for the Offer for more information.

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        Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date. If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

        Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), promptly after the Expiration Date, Merger Sub will accept for payment and pay for all Shares that are validly tendered prior to the Expiration Date and are not withdrawn prior to such date in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of the Offer to Purchase. For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares that are validly tendered in the Offer and not withdrawn prior to the Expiration Date as, if and when Merger Sub gives oral or written notice to the Depositary of Merger Sub's acceptance for payment of such Shares. Subject to the conditions to the Offer, payment for Shares that are accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for stockholders tendering shares in the Offer for the purpose of receiving payment from Merger Sub and transmitting payment to such stockholders whose Shares have been accepted for payment pursuant to the Offer. For a stockholder to validly tender Shares in the Offer: (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase prior to the Expiration Date; (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in Section 2 (Procedures for Tendering Shares of TechTeam Common Stock in the Offer) of the Offer to Purchase (a) either the Letter of Transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase prior to the Expiration Date and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in Section 2 of the Offer to Purchase and a Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) must be received by the Depositary prior to the Expiration Date or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in Section 2 of the Offer to Purchase prior to the Expiration Date.

        Under no circumstances will interest be paid by Merger Sub on the Offer Price for Shares that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in making payment for such Shares.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Stefanini is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Stefanini becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Stefanini will make a good faith effort to comply with such state statute. If, after such good faith effort, Stefanini cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL
OUTSTANDING SHARES OF COMMON STOCK OF TECHTEAM GLOBAL, INC.

        The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Platinum Merger Sub, Inc., dated November 12, 2010 (the "Offer to Purchase"), and the Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the "Offer") in connection with the Offer by Platinum Merger Sub, Inc. to purchase all outstanding shares of common stock, $0.01 par value per share (the "Shares"), of TechTeam Global, Inc., a Delaware corporation.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

Number of Shares to be Tendered(1):

Shares

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

Dated:	, 2010

(1)
Unless otherwise indicated, it will be assumed that all of your Shares are to be tendered.

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  Exhibit (a)(5)